Exhibit 4.6

FORM OF NOTATION OF EXCHANGE NOTE GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under that certain Indenture, dated as of August 18, 2010, by and among New Enterprise Stone & Lime Co., Inc., a Delaware corporation, (“NESL”) and the Trustee (as amended and supplemented from time to time, the “Indenture”)), has guaranteed the Exchange Notes and the obligations of NESL under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 11% Senior Notes due 2018 (the “Exchange Notes”) of NESL whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and, to the extent permitted by law, interest on any interest, if any, on the Exchange Notes, and the due and punctual performance of all other obligations of NESL to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, (ii) in case of any extension of time of payment or renewal of any Exchange Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Exchange Note Guarantee or the Indenture. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Exchange Note Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Exchange Note Guarantee.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Exchange Note Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.

This is a continuing Exchange Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of NESL’s obligations under the Exchange Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Exchange Note Guarantee of payment and not of collectability.

This Exchange Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Exchange Note upon which this Exchange Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Exchange Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of                                       , 2011

ASTI Transportation Systems, Inc.
EII Transport Inc.
Gateway Trade Center Inc.
Precision Solar Controls Inc.
Protection Services Inc.
SCI Products Inc.
Work Area Protection Corp.

By:
Name: Paul I. Detwiler, III
Title: Vice President

Signature page to Notation of Exchange Note Guarantee